EXHIBIT 10.2

MASTER AGREEMENT

This Master Agreement (together with all Exhibits and other attachments hereto, this “Agreement”) is entered into as of May 1, 2009, among P2F Holdings, a California Corporation (“P2F,” “Purchaser,” or “Licensee”), Adsouth Marketing LLC, a Delaware limited liability company (“ASM” or “Seller”), Legacy Formulas LLC, a California limited liability company (“Legacy” or “Licensor”), and Vertical Branding, Inc., a Delaware corporation (“VBI” or “Licensor”), with respect to (i) P2F’s purchase from ASM, a wholly owned subsidiary of VBI, of certain of ASM’s inventory, sales orders and product purchase orders (collectively, the “Assets”), and (ii) the exclusive license, sublicense or distributorship rights by Legacy and VBI to P2F of rights to manufacture, market and sell VBI products in specified distribution channels and territories.

1.

Asset Transfer.  ASM hereby sells, assigns, transfers and conveys to P2F all of ASM’s rights, title and interest in and to (a) the inventory attached hereto as Exhibit A (the “Inventory”), (b) the sales orders included in Exhibit B (the “Sales Orders”), and (c) the inventory purchase orders listed in Exhibit C (the “Purchase Orders”).  The Parties shall take any and all necessary and reasonable actions, and shall otherwise mutually cooperate with respect to, transfer and vesting of ownership of the Assets in P2F as well as transition to P2F of the customer accounts listed in the attached Exhibit D (the “Seller Accounts”).

2.

Purchase Price.  In consideration of Seller’s transfer of the Assets to Purchaser, (a) Purchaser shall pay to BFI Business Finance, Inc., the amount of $77,827.90 on the terms set forth below (the “Inventory Payment”), and (b) Purchaser shall pay to Seller fifty percent (50%) of Purchaser’s Net Profit (defined below) on sales of Covered Product (defined below) pursuant to sales orders, including the Sales Orders, received by Purchaser or Seller from the date hereof until May 31, 2009 (the “Transition Period”), provided that such amount shall not exceed $1,000,000 (the "Transition Earn-Out").  As used herein, the following terms shall have the meaning set forth below:

Gross Sales means the total invoiced amount of sales;

Net Profit means Net Sales minus (i) Landed Cost of Goods Sold, (ii) Direct Costs of Fulfillment, and (iii) Included Selling Expenses;

Net Sales means Gross Sales minus (i) returns, (ii) chargebacks not to exceed 1.0% of Gross Sales, and (iii) either bad debt or receivables factoring commissions not to exceed 0.5%, as applicable;

Landed Cost means the sum of any of the following, as applicable: (i) first cost of product from manufacturer (which, for purposes of this Section 2 only, shall be the amounts reflected on Exhibit F “Royalty Rates”), (ii) freight or shipping from manufacturer to port or warehouse, (iii) import duties, (iv) miscellaneous port of entry fees, and (v) inland freight from port to warehouse;

Direct Costs of Fulfillment means actual cost of freight and shipping to customers and either (i) actual costs of fulfillment for sales orders fulfilled by third party logistics providers, or (ii) Purchaser’s actual costs of fulfillment in an amount not to exceed 2% of Net Sales;

Included Selling Expenses means third-party sales commissions (not to exceed current rates) and third-party royalties.

The Inventory Payment shall be made within thirty (30) days of tender of the Inventory by Seller to Purchaser for pick-up or transfer and Seller’s invoices thereof. The Transition Earn-Out payments shall be made on Monday following the week of shipment to third party customers.

3.

License or Distributor Relationships.  Licensor is a licensee or otherwise has rights with respect to products (“Third Party Products”) under the agreements set forth in Exhibit E attached hereto (“Third Party License Agreements”).  The licensors under such Third Party License Agreements are referred to herein as “Third Party Licensors.”  Licensor also designs, manufactures and distributes its own products (“Licensor’s Products”) which are also identified in Exhibit E. Licensor further has certain rights and obligations from and to producers and spokespeople (“Producers/Talent”) in connection with the sale of Third Party Products and Licensor’s Products and pursuant to the production and talent agreements also listed in Exhibit E (the “Production and Talent Agreements”). Licensor and Licensee hereby agree as follows with respect to Third Party Products and Licensor’s Products.

3.1

General Grant.

(a)

Licensor hereby grants to Licensee the exclusive right to market and/or distribute and sell, in the Sales Territory (as defined below) and to the Accounts (as hereafter defined) Seller’s current portfolio of consumer products (including Third Party Products and Licensor’s Products) listed on Exhibit F attached hereto (the “Initial Products”), and such other products as shall be added to the list from time to time (such added products, along with the Initial Products, the “Covered Products”), together with the use of all intellectual property associated with Covered Products (including trademarks, patents, copyrights, marketing materials and other collateral materials), all on the terms and conditions set forth in this Agreement and subject, in each instance, to any limitations to any of the foregoing rights as may exist in the Third Party License Agreements or Production and Talent Agreements listed in Exhibit E.  Licensee shall be entitled to market, distribute and/or sell the Covered Products on a wholesale basis to (i) national and regional mass, specialty, discount, convenience, drugstore and catalog retailers and chains (including the Seller Accounts), and any other brick and mortar retailer, including sales by retailers through their websites provided shipped to retailers on a bulk basis (Licensee will refer “pick and Pack” orders to Licensor), for resale in the Sales Territory, and (ii) to TK Max in England and Winters in Canada (collectively, the “Accounts”); provided that, for the avoidance of doubt, the Accounts shall not include (x) home shopping channels and networks and (y) any limitation on the Accounts existing in the Third Party License Agreements.  As used herein, “Sales Territory” shall mean (i) with respect to Licensor’s Products, the United States and its territories and possessions, and (ii) with respect to Third Party Products, the United States, and to the extent permitted in the Third Party License Agreements, its territories and possessions.

(b)

Licensor hereby grants to Licensee the non-exclusive right to manufacture and have manufactured anywhere in the world the Covered Products, together with the use of all intellectual property associated with Covered Products (including trademarks, patents, copyrights, marketing materials an other collateral materials) for the purpose of marketing, selling and/or distributing such Covered Products pursuant to Section 3.1(a) above, all on the terms and conditions set forth in this Agreement and subject to any limitations with respect to the foregoing contained in the Third Party License Agreements.

(c)

Exhibit E sets forth for each Third Party License Agreement the relationship between Licensor and Licensee with respect to such Third Party License Agreement (i.e., whether as a licensee, sublicense, distributor or otherwise).  Except as expressly set forth in a writing signed by Licensee, Licensee does not assume any of Licensor’s obligations or liabilities of Licensor under or in connection with any of the Third Party License Agreements or Production and Talent Agreements, but Licensee agrees to, and agrees to cause any of its assigns, sublicensees, agents or distributors permitted under Section 3.1(d) below, at all times comply with the terms and conditions of the Third Party License Agreements relating to Licensee’s rights and obligations under this Agreement and over which Licensee has control.

(d)

Unless prohibited under the applicable Third Party License Agreement, and subject to Licensor’s prior approval not to be unreasonably withheld or delayed, the rights granted to Licensee shall include the right to grant sublicenses or other rights to manufacture, sell and/or distribute the Covered Product to third parties; provided, that sales made by third parties shall be subject to the Royalties as if sold by Licensee; and provided, further that such parties agree in writing to be bound by the applicable terms and conditions of this Agreement.

(e)

Except as expressly provided otherwise in this Agreement, as between the Parties, Licensor or its Third Party Licensors shall own and retain all right, title and interest in and to the Covered Products, including any and all intellectual property rights therein and thereto.

3.2

Licensor’s Third Party License Agreements and Production and Talent Agreements.

(a)

To the extent the rights granted to Licensee herein arise out of rights conveyed to Licensor under Third Party License Agreements or Production and Talent Agreements, Licensor shall continue to comply with each such Third Party License Agreement and Production and Talent Agreements and shall use commercially reasonable efforts to renew (or cause the renewal of) all of the terms in such Third Party License Agreements or Production and Talent Agreements with respect to the Accounts so as to coincide with the Initial Term (as defined below) or Renewal Term (as defined below) of this Agreement to the extent possible (unless Licensee consents in writing that such term need not be renewed).  Licensor shall provide to Licensee within seven (7) days after the date on which any periodic royalty is payable to each Third Party Licensor and each Talent proof that Licensor has paid all royalties and other amounts payable by Licensor to the Third Party Licensors and Talent/Producers.  Licensor will also provide to Licensee each month or quarterly (per terms of applicable agreements) copies of all reports submitted to the Third Party Licensors and reports detailing Licensor’s sales of Covered Products. Licensor shall immediately provide to Licensee copies of any notices received by Licensor from any party who is party to the Third Party License Agreements or Production and Talent Agreements and shall promptly cure any breaches of such Third Party License Agreements or Production and Talent Agreements by Licensor.  Licensee shall have the right, but not the obligation, to pay on Licensor’s behalf, any unpaid royalties or other amounts owed to the Third Party Licensors and Talent/Producers and all such payments, plus a 4% penalty on the amount to be paid, shall be deducted from the next amounts owed by Licensee to Licensor under this Agreement (or, if this Agreement expires or is terminated, shall be immediately repaid to Licensee by Licensor).   Licensee shall notify Licensor in writing in advance of Licensee’s intent to make such payments on behalf of Licensor and in the event Licensor notifies Licensee that there exists a bona fide dispute with regard to such payment, Licensee will refrain from making such payment and Licensee and Licensor will cooperate in good faith with respect to resolution of such underlying payment dispute.

(b)

Certain of the Third Party License Agreements require the consent of the Third Party Licensor or notice to the Third Party Licensor with respect to this Agreement.  Certain of the Third Party License Agreements also contain provisions that Licensee does not wish to be (and/or should not be) bound by or comply with.

(i)

Within ten (10) days after the date of this Agreement, Licensor shall send notices of this Agreement to all Third Party Licensors to whom notice must be sent or Licensee desires to be sent.  Such notice shall be subject to Licensee’s approval, which shall not be unreasonably withheld or delayed.

(ii)

Licensee desires that certain Third Party Licensors, as indicated in Exhibit E, execute documents in favor of Licensee that will provide consent to this Agreement, clearly limit Licensee’s responsibility and obligations to the Third Party Licensors under such Third Party License Agreements and other terms (the “Third Party License Amendments”).   Licensor and Licensee shall work in good faith to obtain such Third Party License Amendments as soon as reasonably possible after the execution of this Agreement.  If any Third Party License Amendment is not executed within thirty (30) days of this Agreement, Licensee shall have the right to remove from this Agreement the applicable Third Party Products and any associated rights and/or obligations under this Agreement relating to such removed Third Party Products, and the Annual Guaranteed Royalty (as defined below) shall be reduced as set forth in Section 3.4.

3.3

Advance.

(a)

Licensee shall, upon execution of this Agreement, advance to Licensor the amount of $1,000,000 as an advance on Licensor Royalties (defined below) payable pursuant to this Agreement as hereinafter set forth (the “Advance”).  Licensor agrees to use a portion of the Advance to make payments to certain of Licensor’s creditors as set forth in Exhibit G (the “Creditor Payments”).

(b)

Until recouped in full, Licensee shall be entitled to credit against the Licensor Royalties for the Advance as follows:

(i)

for sales of Covered Products occurring through September 30, 2009, the credit shall be twenty percent (20%) of the Licensor Royalties payable with respect to such sales;

(ii)

for sales of Covered Products occurring after September 30, 2009 but on or before December 31, 2009, the credit shall be twenty five percent (25%) of the Licensor Royalties payable with respect to such sales; and

(iii)

for sales of Covered Products occurring after December 31, 2009, the credit shall be thirty seven and one half percent (37.5%) of the Licensor Royalties payable with respect to such sales.

3.4

Royalties.

(a)

Royalty Rates. Licensee shall pay a royalty to Licensor on sales of the Initial Products according to the rate schedule included in Exhibit F and on any future Covered Products at a rate to be negotiated in good faith by Licensor and Licensee (the “Royalty Rates”).  The portion of the Royalties payable hereunder that arise pursuant to the Third Party License Agreements and the Production and Talent Agreements shall be based on the same royalty rates (without markup) applicable to Licensor under such agreements for sales of applicable Covered Products to the Accounts (the “Pass-Through Royalty Rates”).  The rates applicable to the portion of the Royalties to be retained by Licensor are hereafter referred to as the “Licensor Royalty Rates.”

(b)

Licensor Royalties. The portion of the Royalties to be retained by Licensor with respect to Licensee’s sales of Covered Products shall be calculated by multiplying Licensee’s Net Sales of a particular Covered Product by the Licensor Royalty Rate applicable to such product (the “Licensor Royalties”).  Licensor Royalties shall be paid monthly within twenty five (25) days after the end of the month in which Licensee ships Covered Product to customers.  Because Licensee will pay royalties based on shipped Covered Products and not based on collections from customers, such Licensor Royalty payments shall be reconciled to Net Sales as necessary and any overpayments or underpayments of Licensor Royalties shall be reconciled at the end of each calendar quarter and any overpayments or underpayments shall be repaid by the party who received or made the overpayment or underpayment.  Any overpayments by Licensee at Licensee’s option may be deducted from the next Licensor Royalties payable to Licensor.

(c)

Pass-Through Royalties. The portion of the Royalties to be paid under Third Party License Agreements and/or Production and Talent Agreements with respect to Licensee’s sales of Covered Products (the “Pass-Through Royalties”) shall be calculated on the same basis on which Licensor is required to pay such Pass-Through Royalties.  Pass-Through Royalties shall be paid by Licensee to Licensor on the same schedule as Licensor Royalties and Licensor agrees to remit such amounts to the applicable third-party payee not later than ten (10) days after receipt of Pass-Through Royalties from Licensee.

(d)

Reporting.  Each payment of Licensor Royalties and Pass-Through Royalties (collectively, the “Royalties”) shall be accompanied by a report setting forth in reasonable detail a calculation of the amount of the Royalty being paid and any offsets and other reconciliations made.  Licensee shall cooperate with Licensor to provide sufficient information relating to sales of Covered Products so as to allow Licensor to provide the necessary corresponding reporting information to the Third Party Licensors or Talent/Producers.  The

method of payment shall be by check or wire transfer as directed from time to time in writing by Licensor.  All Royalties shall be paid in U.S. Dollars.

(e)

Annual Guarantee.  For each year of the Initial Term (as defined below) and Renewal Term (as defined below) (if there is a Renewal Term), Licensee shall pay Licensor an annual guaranteed minimum Licensor Royalty (the “Annual Guaranteed Royalty”).   Subject to reduction as set forth in this Agreement, the Annual Guaranteed Royalty for the first Contract Year (as defined below) of the Initial Term shall be $2,800,000 (the “Year 1 Minimum Royalty”) and each subsequent Contract Year’s Annual Guaranteed Royalty (each subsequent year ending on June 30) shall be equal to eight percent (8%) of eight times (8X) Licensor’s Direct Response Sales (as defined below) of Covered Products remaining under this Agreement for the six (6) months prior to the commencement of the next subsequent Contract Year, provided that the Annual Guaranteed Royalty for the fourth Contract Year shall not be less than $2,800,000.  As used herein, (i) “Direct Response Sales” means sales made directly to consumers from television, internet, print, and radio advertising or any other form of direct response media excluding, for the avoidance of doubt, shopping networks and channels, but including shipping and processing charges, (ii) the first “Contract Year” means initially, the period beginning on the date hereof and ending June 30, 2010, and each subsequent Contract Year means the subsequent twelve (12) month period ending on June 30.

(f)

Adjustment of Annual Guarantee in Absence of Third Party License Amendment.  If any Third Party Product is removed from this Agreement pursuant to Section 3.2(b), the Annual Guaranteed Royalty for the first Contract Year shall be reduced by the amount set forth in Exhibit H for such Third Party Product.

(g)

Adjustment of Annual Guarantee for Terminated Third Party License.  If any Third Party License Agreement is terminated or expires or Licensee’s rights with respect to such Third Party License Agreement is otherwise terminated other than pursuant to Section 3.2(b) and other than by any breach of this Agreement by Licensee (a “Terminated Third Party License”), the Annual Guaranteed Royalty for the Contract Year in which such event occurs shall be reduced proportionately as follows:

(i)

determine Licensee’s sales of the Covered Product licensed under such Terminated Third Party License during the six (6) full month period prior to such termination and annualize it (i.e., multiply such amount by two (2)); then

(ii)

divide such amount by the total sales of Covered Products during the six (6) full month period prior to such termination on an annualized basis to determine the percentage of total sales represented by such Covered Product; then

(iii)

multiply that percentage to the Annual Guaranteed Royalty for such year to determine the proportionate annual amount by which the Annual Guaranteed Royalty should be reduced; then

(iv)

multiply that amount by a fraction, the numerator of which is the number of remaining months in such Contract Year and the denominator of which is 12 to determine the proportionate amount of such annual amount applicable to the remainder of the Contract Year.

(h)

Payment of Annual Guaranteed Royalty.  Should the amount of Licensor Royalties paid or to be paid by Licensee during any quarter of a Contract Year be less than (i) twenty-five (25%) of the Annual Guaranteed Royalty, plus (ii) the amount by which Licensor Royalties paid in each previous quarter of the applicable License year exceeded twenty-five percent (25%) of the Annual Guaranteed Royalty, then Licensee shall pay the amount of such shortfall within fifteen (15) calendar days after the end of such  quarter; provided that, should this provision result in payment by Licensee of more than the Annual Guaranteed Royalty, Licensee shall be entitled to deduct such amount from the Licensor Royalties otherwise payable to Licensor for the last month of any Contract Year.  For purposes of this Section 3.4(h), the first  quarter shall be deemed to include the period commencing on the Effective Date and ending on September 30, 2009.

(i)

Maintenance of Third Party License Agreements.  Certain of the Third Party License Agreements require Licensor to meet minimum periodic thresholds (the “Minimum 3PLA Thresholds”) in order to maintain certain or any rights under such agreements (the “Affected Rights”).  If sales of the applicable Third Party Product by Licensor (other than to the Accounts) and Licensee (to the Accounts) are not sufficient to meet the Minimum 3PLA Thresholds, then Licensor and Licensee shall meet and confer to determine whether or not to retain the Affected Rights and:

(1)

If Licensor and Licensee both desire to retain such Affected Rights, then Licensor and Licensee shall jointly make up for any Minimum 3PLA Threshold shortfall in proportion to the relative sales of such applicable Covered Product made by Licensor and Licensee during the six month period immediately prior to the end of the applicable threshold period in question (e.g., if Licensor’s sales were $100,000 and Licensee’s sales were $50,000, then Licensor shall pay 2/3rds of the applicable shortfall).

(2)

If only Licensee desires to retain such Affected Rights and Licensor does not, then Licensee shall pay the shortfall and such Affected Rights shall remain a part of this Agreement except that Licensee shall be entitled to a credit against the next Licensor Royalties due with respect to such Covered Product for the share otherwise payable by Licensor under Clause 1 above and such credit shall be included for purposes of determining whether the Annual Guaranteed Royalty has been met.

(3)

If only Licensor desires to retain such Affected Rights and Licensee does not, then (A) Licensor shall pay the royalty shortfall (B) the applicable Covered Product shall be removed from this Agreement, (C) the Annual Guaranteed Royalty for such Contract Year shall be reduced in the manner set forth in Section 3.4(g) above, and (D) Licensee shall not market, distribute or sell such Covered Product or substantially similar product for a period of twelve (12) months after Licensor pays the shortfall.

(4)

If neither Licensor nor Licensee desire to retain such Affected Rights, then (A)  the applicable Covered Product shall be removed from this

Agreement, (B) the Annual Guaranteed Royalty for such Contract Year shall be reduced in the manner set forth in Section 3.4(g) above and (C) Licensee shall not market, distribute or sell such Covered Product or any substantially similar product for a period of six (6) months.

3.5

Right of First Refusal.

(a)

Licensor shall provide to Licensee a right of first refusal to receive rights as set forth in this Agreement for all new products developed by Licensor or brought to Licensor by a third party during the term of this Agreement that Licensor desires to market to Accounts, at a royalty rate to be negotiated by Licensor and Licensee in good faith on a product by product basis.  Licensor shall promptly provide notice to Licensee of any such new products and Licensor and Licensee shall negotiate the terms of such rights, including an amendment to this Agreement, in good faith during a 45 day period following such notice (the “Negotiation Period”).  If an agreement cannot be reached during the Negotiation Period, Licensor shall have the right to exercise such rights itself or grant such rights to other parties.

(b)

Licensee shall, during the term of this Agreement, refer to Licensor any and all new product development opportunities, excluding with regard to close-out product opportunities (“New Products”), and afford Licensor the opportunity, over a period of sixty (60) days from the date of such referral, to pursue, negotiate and secure the rights to manufacture, market and/or promote such New Products.  If such rights are obtained by Licensor, any such New Product shall be subject to Licensee’s Right of First Refusal under Section 3.5(a) above.  If Licensor is unsuccessful in obtaining the rights to a New Product, or, within ten (10) days of the referral of a New Product Licensor has failed to provide Licensee notice of it intent to pursue such rights, then Licensee shall have the right to pursue such rights on its own.

3.6

Commercialization.

(a)

Licensee shall use commercially reasonable efforts to market and sell the Covered Products to the Accounts.  Licensor shall use its commercially reasonable efforts to obtain from Third Party Licensors the cooperation and assistance of such Third Party Licensors to the same extent that such cooperation and assistance is required to be given to Licensor.

(b)

Licensor shall have the right to prior approval (which Licensor shall not unreasonably withhold or delay) of (i) all Product prototypes and production run samples proposed to be shipped by Licensee as Covered Products, and (ii) marketing, packaging and other collateral materials used by Licensee in connection with its sales of the Products.  Licensor must provide written notice of any objections under such right of approval within seven (7) days after submission by Licensee and a detailed description of the changes requested by Licensor and the reasons therefor.  The failure by Licensor to provide such written objection within such seven (7) day period shall constitute approval of the submission by Licensor.  Licensee shall implement reasonable quality assurance controls and procedures, and take such other commercially reasonable precautions, to ensure that all Covered Product sourced by or at the direction of Licensee are in substantial conformity with product samples approved by Licensor.

(c)

Licensor shall use commercially reasonable efforts to market and sell the Covered Products via television, Internet and/or print direct response advertising, and shall,

during each Contract Year of the term of this Agreement, (i) develop a minimum of four (4) new product offerings for which it shall produce and test-market a short-form television commercial, and (ii) spend a minimum of twenty five percent (25%) of the amount of Royalties paid to Licensor on advertising media for direct response product sales.  Licensor shall provide quarterly reports setting forth in reasonable detail (with backup documentation) Licensor’s compliance with this Section 3.6(c).

3.7

Records, Inspection and Audit Rights.

(a)

Licensee shall maintain and retain (or cause to be maintained and retained) complete and accurate records of all manufacturing, purchase orders, quality assurance records and sales on which any and all royalties contemplated by or payable under this Agreement are based for a period of at least three (3) years.   All records required to be kept by Licensee pursuant hereto shall be made available for inspection by Licensor at Licensor’s expense, during Licensee’s normal business hours, Monday through Friday, upon ten (10) days prior written notice. Licensor may cause such records to be audited not more than twice in any 12-month period.  In the event any such audit demonstrates an underpayment of amounts due hereunder, then Licensee shall pay, within ten (10) business days of written notice from Licensor, all amounts determined by such audit to be due; furthermore, if the amount of the underpayment is more than the greater of (i) five percent (5%) of the amount due for the period of the audit, or (ii) $10,000, then Licensee shall reimburse Licensor for the cost of the audit within ten (10) business days of any request from Licensor for such reimbursement.   In the event any such audit demonstrates an overpayment of royalties due hereunder, then the amount shall be a credit against any future Licensor Royalties due and owing until the overpayment is satisfied or immediately repaid upon termination of this Agreement

(b)

Licensor shall maintain and retain (or cause to be maintained and retained) complete and accurate records of all records related to payment of royalties to third parties contemplated by and under this Agreement and all expenditures on direct response advertising for Covered Products for a period of at least three (3) years.  All records required to be kept by Licensor pursuant hereto shall be made available for inspection by Licensee at Licensee’s expense, during Licensor’s normal business hours, Monday through Friday, upon ten (10) days prior written notice. Licensee may cause such records to be audited not more than twice in any 12-month period.

4.

Confidentiality.

4.1

Confidential Information.  “Confidential Information” shall mean any and all information disclosed, furnished, or made available by one Party (the “Disclosing Party”) to the other Party (the “Receiving Party”), or that is obtained or derived by the Receiving Party, or any of its affiliates, employees or agents, relating to the Disclosing Party’s current or future products, inventions, designs, ideas, know-how, formulas, processes, technologies, assets, liabilities, financial condition, results of operations, technical information, customers, suppliers, contracts, practices, procedures, or any other proprietary information of the Disclosing Party whether in written, oral, electronic or other form.

4.2

Exclusions.  Confidential Information shall not include any information that (a) was publicly known and made generally available in the public domain prior to the time of disclosure by the Disclosing Party; (b) becomes publicly known and made generally available after disclosure by the Disclosing Party to the Receiving Party through no action or inaction of such Receiving Party; (c) is already in the possession of the Receiving Party at the time of disclosure by the Disclosing Party as shown by such Receiving Party’s files and records immediately prior to the time of disclosure; (d) is obtained by the Receiving Party from a third party without a breach of such third party’s obligations of confidentiality; in each case, as shown by documents and other competent evidence in such Receiving Party’s possession; (e) is independently developed by the Receiving Party without use of the Disclosing Party’s Confidential Information; or (f) is required by applicable law to be disclosed by the Receiving Party, provided that such Receiving Party gives the Disclosing Party prompt written notice of such requirement prior to such disclosure and assistance in obtaining an order protecting the information from public disclosure.

4.3

Non-use and Non-disclosure.  Each Party agrees not to use any Confidential Information of the other Party for any purpose except in accordance with and in furtherance of the terms of this Agreement.  Except as otherwise permitted under this Agreement, each Party agrees not to disclose any Confidential Information of the other Party to third parties, or to such Party’s employees, except to those third parties (including sublicensees, distributors, manufacturers and other parties who are granted rights under this Agreement), employees and contractors of such Receiving Party who are required to have the information in order to exercise each Party’s respective rights and perform each Party’s respective obligations under this Agreement and who are bound by a duty of confidentiality as set forth in this Section 4.

4.4

Return/Destruction of Materials.  All documents and other tangible objects containing or representing Confidential Information which have been disclosed by a Party to the other Party, and all copies thereof which are in the possession of the other Party, shall be and remain the property of the Disclosing Party and shall be promptly destroyed or returned to the Disclosing Party at the request of the Disclosing Party or within thirty (30) days of the expiration or termination of this Agreement.

4.5

Specific Performance; Injunctive Relief.  Each Party acknowledges and agrees that, in the event of a breach or threatened breach of any of the foregoing provisions of this Section 4, the non-breaching Party will have no adequate remedy in damages and, accordingly, shall be entitled to seek injunctive, specific performance or other equitable relief, all without need of bond or undertaking of any nature; provided, however, no specification of a particular legal or equitable remedy shall be construed as a waiver, prohibition or limitation of any legal or equitable remedies in the event of a breach hereof.

5.

Term; Termination.

5.1

Term.  Unless earlier terminated as provided below, this Agreement shall have an initial term ending June 30, 2012 (the “Initial Term”), with a renewal term of three (3) years (the “Renewal Term”) at Licensee’s option if during the Initial Term the sales of Covered Products have generated Royalties equal to or greater than $7,200,000 (the “Renewal Minimum”); provided that, should the Renewal Minimum not be met, Licensee shall have the opportunity to pay the amount by which actual royalties were less than the Renewal Minimum and to extend the Initial Term into the Renewal Term.

5.2

Termination.

Licensor or Licensee shall have the right to terminate this Agreement upon written notice to the other if such other Party is in material breach of any provision of this Agreement and such breach remains uncured for a period of thirty (30) days following its receipt of written notice from the non-breaching Party specifying the breach in reasonable detail and demanding its cure.

5.3

Right to Sell Through.  Licensee shall have the right, for a period of six (6) months or such other period of time provided in any Third Party License Agreement if applicable, to sell all remaining inventory of Covered Products after the termination or expiration of this Agreement, subject to the obligation to pay Royalties with respect to such sales and provided any such termination did not arise by reason a breach of this Agreement by Licensee.  Licensor shall have the option to purchase and pay for all of Licensee’s inventory of Covered Products at Licensee’s Landed Cost within 30 days of termination.

5.4

Survival.  The following Sections shall survive the termination or expiration of this Agreement:  3.3(b) and (c),  3.4 (with respect to owed but unpaid Royalties), 3, 7, 4, 5.3, 6, 7, 8 and 10 and any other provision that expressly or by its nature survives the termination or expiration of this Agreement.

6.

Representations and Warranties.

6.1

Representations and Warranties of Licensor.  Licensor hereby represents, warrants and agrees during the term of this Agreement that:

(a)

it has the right, power and authority to enter into and fully discharge its obligations under this Agreement;

(b)

it has all right to grant all of the rights granted to Licensee under this Agreement and that no consent of any third party is required for the grant of such rights by Licensor under this Agreement;

(c)

to the best of its knowledge, the Covered Products do not infringe upon the intellectual property or other rights of any other party or contain any design or other product defects, and that there are no claims, judgments, settlements, claims or pending claims or litigation relating to any Covered Products;

(d)

this Agreement has been authorized by all necessary corporate or limited liability company action and constitutes the legal, valid and binding obligation of Licensor, enforceable in accordance with its terms, subject to limitations on enforceability imposed by bankruptcy or similar laws or public policies and principals of equity;

(e)

neither this Agreement (or any term hereof) nor the performance of or exercise of rights under this Agreement, is restricted by, contrary to or in conflict with, any agreement to which Licensor is a party or by which it is bound;

(f)

all testing and other requirements under the Third Party License Agreements or Production and Talent Agreements that were required to be completed and accepted in order for Licensor to have the rights to manufacture, market, distribute and/or sell the Covered Products subject to such Third Party License Agreements or Production and Talent Agreements  have been completed and accepted;

(g)

Except with regard to certain payment breaches which shall be cured upon Licensor’s receipt of the Advance, Licensor is not in material breach of or default under any of the Third Party License Agreements or Production and Talent Agreements, and no circumstance or event exists that with the passage of time or the giving of notice will constitute such a breach or default; and

(h)

to the best of Licensor’s knowledge, none of the other parties to the Third Party License Agreements or Production and Talent Agreements are in material breach of or default under any of the Third Party License Agreements or Production and Talent Agreements, and no circumstance or event exists that with the passage of time or the giving of notice will constitute such a breach or default.

6.2

Representations and Warranties of Licensee.  Licensee hereby represents, warrants and agrees during the term of this Agreement that:

(a)

it has the right, power and authority to enter into and fully discharge its obligations under this Agreement;

(b)

this Agreement has been authorized by all necessary corporate action and constitutes the legal, valid and binding obligation of Licensee, enforceable in accordance with its terms, subject to limitations on enforceability imposed by bankruptcy or similar laws or public policies and principals of equity; and

(c)

neither this Agreement (or any term hereof) nor the performance of or exercise of rights under this Agreement, is restricted by, contrary to or in conflict with, any agreement to which Licensee is a party or by which it is bound.

7.

Indemnification.

7.1

By Licensor.  Licensor shall defend, indemnify and hold harmless the Licensee and its affiliates and sublicensees and distributors and their respective officers, directors, shareholders, members, employee, agents and assigns  from and against any and all any claims, demands, liabilities, losses, damages, expenses (including without limitation, penalties and interest, reasonable fees and disbursements of counsel, and court costs), proceedings, judgments, settlements, actions or causes of action or government inquiries of any kind (including, without limitation, emotional distress, sickness, personal injury or death to any person, or damage or destruction to, or loss of use of, tangible property) (“Claims”) arising out of, relating to or in connection with or attributable to:

(a)

any claim that any of the Covered Products or any materials or collateral provided by Licensor infringes any patent, trade secret, copyright, trademark or other proprietary right;

(b)

any claim that the Covered Products contain a design defect or that any of the Inventory contains a design or manufacturing defect;

(c)

the negligence or willful misconduct of Licensor or its officers, directors, shareholders, members, employee and agents;

(d)

the breach (or any claim that if true would constitute a breach) by Licensor of any of its representations or warranties under this Agreement or a breach by Licensor of any Third Party License Agreement or Production and Talent Agreements (other than breaches resulting from Licensee’s breach under this Agreement); or

(e)

any claim arising from or in connection with the payment by Licensee of the Direct Creditor Payments.

7.2

By Licensee.  Licensee shall defend, indemnify and hold harmless the Licensor and its affiliates and their respective officers, directors, shareholders, members, employee, agents and assigns from and against any and all any Claims arising out of, relating to or in connection with or attributable to:

(a)

the negligence or willful misconduct of Licensee or its officers, directors, shareholders, members, employee and agents; or

(b)

any claim that any materials or collateral provided by Licensee infringes any patent, trade secret, copyright, trademark or other proprietary right;

(c)

any claim that the Covered Products manufactured by Licensee contain a manufacturing defect (other than a manufacturing defect that arises from a design defect); or

(d)

the breach (or any claim that if true would constitute a breach) by Licensee of any of its representations or warranties under this Agreement.

7.3

Indemnification Procedures.  The Party seeking indemnification will notify the other Party promptly in writing of any Claim of which it becomes aware.  The indemnifying party may designate its counsel of choice to defend such Claim at the sole expense of the indemnifying party and/or its insurer(s).  The indemnified party may, at its own expense participate in the defense.  In any event, (a) the indemnifying party shall keep the indemnified party informed of, and shall consult with the indemnified party in connection with, the progress of any investigation, defense or settlement, and (b) the indemnifying party shall not have any right to, and shall not without the indemnified party’s prior written consent (which consent will not be unreasonably withheld or delayed), settle or compromise any claim if such settlement or compromise (i) would require any admission or acknowledgment of wrongdoing or culpability by the indemnified party or (ii) provide for any non-monetary relief to any person or entity to be performed by the indemnified party.

8.

Insurance.

8.1

Each Party shall at its own expense procure and maintain insurance coverage for the benefit and protection of the other Parties, which insurance coverage shall be reasonable and customary for the operation of each party’s business, and maintained in full force and effect during the term of this Agreement and for three years thereafter, including the following policies:

(a)

A Commercial General Liability Insurance Policy with a limit of not less than $3 million per occurrence and $3 million in the aggregate, providing coverage for bodily injury, personal injury and property damage for the mutual interest of the Parties, with respect to all operations;

(b)

Product Liability Insurance with a limit of not less than $1 million (for Licensor) and $2 million (for Licensee) per occurrence and $3 million in the aggregate;

(c)

An Umbrella or Following Form Excess Liability Insurance policy will be acceptable to achieve the above required liability limits; and

(d)

Workers’ Compensation Insurance with statutory limits to include Employer’s Liability with a limit of not less than $1 million; and

8.2

The policies referenced in the foregoing clauses 8.1(a), (b), and (c) shall name the other Parties and its parent(s), subsidiaries, licensees, successors, related and affiliated companies, and its officers, directors, employees, agents, representatives and assigns (collectively, “Affiliated Companies”) as an additional insured by endorsement and shall contain a Severability of Interest Clause and a Waiver of Subrogation endorsement in favor of the Affiliated Companies.  All of the above referenced policies shall be primary insurance. All insurance companies will have an A.M. Best Guide Rating of at least A:VII or better.  If requested by Third Party Licensors or Talent/Producers, Licensee and Licensor shall name such Third Party Licensors and Talent/Producers as additional insureds.

8.3     Each Party shall deliver to the other Parties upon execution of this Agreement or within ten (10) days thereafter original Certificates of Insurance and endorsements evidencing the insurance coverage herein required.

9.

Intellectual Property Enforcement.

9.1

Infringements.

(a)

Each Party shall give prompt notice to the other of any infringement, imitation, illegal use or misuse of the intellectual property licensed under this Agreement that comes to such Party’s attention.  The Parties further agree that Licensor shall have the first option, but not the obligation, to bring an action to terminate such infringement, imitation, illegal use or misuse and, if Licensor elects to take action, Licensee shall cooperate fully with Licensor in any such action, including joining as a party if necessary, provided that all expenses associated with such action shall be borne by Licensor and Licensor shall be entitled to all sums recovered in connection with such action, including amounts awarded by way of judgment, settlement, or compromise.

(b)

If Licensor does not take action within ninety (90) days after receipt of such a notice of an infringement, imitation, illegal use or misuse as provided above, Licensee shall have the right, but not the obligation, to commence an action directed toward restraining or enjoining such infringement, imitation, illegal use or misuse and, if Licensee elects to take such action, Licensor will cooperate therewith at Licensee’s expense, including joining as a party, if necessary.  If Licensee initiates such an action, all legal expenses (including court costs and attorneys’ fees) shall be borne by Licensee and Licensee shall be entitled to all sums recovered in connection with such action, including amounts awarded by way of judgment, settlement, or compromise; provided that any amounts collected in excess of legal and other costs and expenses shall be considered sales for which Royalties are due under Section 3.  If Licensee initiates such an action, Licensor shall have the right to join such action as a party at its own expense.

10.

General Provisions.

10.1

No Third-Party Rights.  Except as expressly provided herein, this Agreement is made solely for the benefit of the Parties and does not, and shall not be construed to grant any rights or remedies to any other person or entity.

10.2

Relationship of Parties.  Each Party hereto shall conduct all of its business in its own name as an independent contractor.  No joint venture, partnership, employment, agency or similar arrangement is created between the Parties.  Neither Party has the right or power to act for or on behalf of the other or to bind the other in any respect.

10.3

Notices.  Any notice or other communication hereunder must be given in writing and either (a) delivered in person, (b) transmitted by facsimile or telecopy, (c) delivered by FedEx or similar commercial delivery service for overnight delivery, or (d) mailed by certified mail, postage prepaid, return receipt requested, to the Party to which such notice or communication is to be given at the address set forth below or at such other address as may be given from time to time under the terms of this Section 10.3.  Each such notice or other communication shall be effective (i) if given by facsimile, when transmitted, (ii) if given by mail, five (5) days after such communication is deposited in the mail and addressed as aforesaid, (iii) if given by FedEx or similar commercial delivery service, two (2) business days after such communication is deposited with such service and addressed as aforesaid, and (iv) if given by any other means, when actually received.

To Licensor:

Vertical Branding, Inc.

16000 Ventura Blvd., Suite 301

Encino, CA 91436

Attn: Nancy Duitch, CEO

With a copy to (which shall not constitute notice):

______________________________

_____________________________

Attention: ____________________

To Licensee:

P2F Holdings ____________________________

1760 Apollo Court

Seal Beach, CA 90740____________________________

Attn:

Michael Freede

Lenny Piontak

Jim Kleban

With a copy to (which shall not constitute notice):

Silver & Freedman, APLC

2029 Century Park East, 19th Floor

Los Angeles, California 90067

Attention: Jeffrey Lee, Esq.

10.4

Compliance with Laws.  Each Party shall comply with all applicable laws and regulations in connection with its activities under this Agreement.

10.5

Governing Law.  This Agreement shall be construed and enforced in accordance with the laws of the State of California (without reference to the conflict of law principles thereof) and the United States of America and with generally accepted principles of commercial law applicable to the type of transactions contemplated under this Agreement.  The Parties agree that the United Nations Convention on Contracts for the International Sale of Goods is specifically excluded from application to this Agreement.

10.6

Dispute Resolution.  If at any time there is any dispute between the Parties hereto relating to this Agreement, the Parties shall each designate a senior officer to meet with the designated senior officer of the other and shall use their best efforts to settle such dispute.  Except as provided otherwise in this Section 10.6, if such senior officers fail to settle the dispute within fourteen (14) days after first conferring or if any Party refuses to so meet, the Parties agree to submit such dispute or disagreement to arbitration in Los Angeles, California, pursuant to the applicable rules of the American Arbitration Association.  Unless the Parties agree otherwise, the arbitration will be conducted by a single arbitrator selected by the Parties (or, if the Parties are unable to agree on a single arbitrator, such arbitrator will be selected by the American Arbitration Association).  The award rendered shall be final and binding upon both Parties.  Judgment upon the award may be entered in any court having jurisdiction, or application may be made to such court for judicial acceptance of the award and/or an order of enforcement as the case may be.  Both Parties consent to the jurisdiction of such courts and waive any objection to the venue of such courts.  Nothing in this Section shall preclude either Party from seeking preliminary injunctive relief, equitable relief or any other remedy available under this Agreement or applicable law in any court of competent jurisdiction.

10.7

Attorneys’ Fees.  In any action or proceeding between the Parties hereto with respect to the subject matter of this Agreement, the prevailing Party shall, in addition to any other rights and remedies, be entitled to recover its reasonable costs and expenses (including reasonable attorneys’ fees) incurred in such action or proceeding.  Each Party shall be responsible for its own attorneys’ fees in connection with the preparation and negotiation of this Agreement and any contracts or instruments related to the transactions contemplated hereunder.

10.8

Waiver.  No waiver of any provision or consent to any action hereunder shall constitute a waiver of any other provision or consent to any other action, nor shall such waiver or consent constitute a continuing waiver or consent or commit a Party to provide a waiver or consent in the future.

10.9

Severability.  If any provision of this Agreement is determined to be illegal, invalid or otherwise unenforceable by a court of competent jurisdiction, then to the extent necessary to make such provision and/or this Agreement legal, valid or otherwise enforceable, such provision shall be limited, construed or severed and deleted from this Agreement, and the remaining portion of such provision and the remaining other provisions hereof shall survive, remain in full force and effect and continue to be binding, and shall be interpreted to give effect to the intention of the Parties hereto insofar as that is possible.

10.10

Modification.  Neither this Agreement nor any of its provisions may be amended, supplemented, modified or waived except by a writing duly executed by both of the Parties hereto.

10.11

Entire Agreement.  This Agreement constitutes the entire agreement between the Parties and replaces and supersedes any and all prior and contemporaneous agreements and understandings, whether oral or written, between the Parties with respect to the subject matter hereof.

10.12

Assignment.  Neither Party may assign or transfer, by operation of law or otherwise, this Agreement or any of its rights or obligations hereunder without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed; provided, however, that either Party may assign or transfer this Agreement and its rights and obligations hereunder, without the consent of the other Party, to any successor in interest to its business or assets to which this Agreement relates, whether by merger, sale of assets, sale of stock, consolidation, reorganization or otherwise.  Notwithstanding the foregoing, neither Party may make a partial assignment of this Agreement.  Nothing contained in this paragraph or elsewhere in this Agreement shall restrict or limit the right of Licensee under Section 3.1(d).  Any attempted assignment or transfer of this Agreement not in accordance with the terms of this Section shall be null and void.

10.13

Binding Effect.  Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.

10.14

Construction.  In this Agreement, whenever the context so requires, the masculine, feminine or neuter gender, and the singular or plural number or tense, shall include the others.

10.15

Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall constitute one and the same document.  Signature by facsimile or electronic transmission shall have the same force and effect as an original signature.

10.16

Further Assurances.  Each Party shall execute and deliver all such further documents and instruments and take all such further action as may be reasonably required or appropriate to carry out the intent and purposes of this Agreement.

10.17

Acknowledgment.  Licensor (the “Bankrupt Party”) acknowledges that if such Bankrupt Party (as a debtor-in-possession) or a trustee in bankruptcy in a case under Title 11 of the United States Code (the “Bankruptcy Code”) rejects this Agreement, Licensee (the “Non-Bankrupt Party”) may elect to retain its rights as licensee under this Agreement as provided in Section 365(n) of the Bankruptcy Code.  In accordance with the terms of Section 365(n) of the Bankruptcy Code, and upon written request of the Non-Bankrupt Party to the Bankrupt Party or the trustee in bankruptcy, so long as the Non-Bankrupt Party complies fully in all material respects with its obligations under this Agreement, the Bankrupt Party or such trustee shall not interfere with the rights of the Non-Bankrupt Party under this Agreement.  The Parties acknowledge and agree that the Non-Bankrupt Party’s rights or property under this Agreement shall not constitute property of any estate created by the filing of any petition by or against the Bankrupt Party under the Bankruptcy Code.  If, during any such bankruptcy case, the Non-Bankrupt Party is prevented from the exercise of its rights under this Agreement, so long as the Non-Bankrupt Party remains in full compliance with its obligations under this Agreement, the Parties acknowledge and agree that the Non-Bankrupt Party shall be entitled to specific performance of its rights under this Agreement.

[Signatures follow on the next page]

INTENDING TO BE LEGALLY BOUND, the Parties have caused their duly authorized representatives to execute this Agreement as of the date first set forth above.

P2F Holdings

By: _________________________

Name: ______________________

Title: _______________________

Adsouth Marketing LLC

By: _________________________

Name: _______________________

Title: ________________________

Vertical Branding, Inc.

By: _________________________

Name: _______________________

Title: ________________________

Legacy Formulas, LLC

By: _________________________

Name: ______________________

Title:________________________

EXHIBIT A

INVENTORY

A-1

EXHIBIT B

SALES ORDERS

B-1

EXHIBIT C

PURCHASE ORDERS

C-1

EXHIBIT D

SELLER ACCOUNTS

D-1

EXHIBIT E

THIRD PARTY AGREEMENTS

E-1

EXHIBIT F

INITIAL PRODUCTS AND ROYALTY RATES

F-1

EXHIBIT G

CREDITOR PAYMENTS

G-1

EXHIBIT H

AMOUNT BY WHICH THE ANNUAL GUARANTEED ROYALTY WILL BE REDUCED IF THIRD PARTY PRODUCTS ARE REMOVED FROM THIS AGREEMENT

H-1